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                                                                   EXHIBIT 10.20


                            NON-COMPETITION AGREEMENT

                  This NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into as of this 6th day of July, 1999, by and among Medical Device Manufacturing, Inc., a Colorado corporation ("Buyer"), G&D, Inc., a Colorado corporation d/b/a Star Guide Corporation ("Star Guide"), and Eric Pollock ("E. Pollock").

                                   WITNESSETH:

                  WHEREAS, Buyer has entered into that certain Agreement of Purchase and Sale of Stock, dated July __, 1999 (the "Stock Purchase Agreement"), by and among Buyer, Star Guide, Eric Pollock, Helene Pollock
("H. Pollock"), George Archambault ("Archambault"), the Helene Pollock Irrevocable Spousal Trust No. 1 ("Pollock Trust No. 1"), the Helene Pollock Irrevocable Spousal Trust No. 2 ("Pollock Trust No. 2;" and, together with Pollock Trust No. 1, "Pollock Trusts"), Patricia Harrison ("Harrison") and Donald Bothner ("Bothner;" and, together with E. Pollock, H. Pollock, Archambault, Pollock Trusts and Harrison, "Selling Parties" and each individually, a "Selling Party"), pursuant to which Buyer is purchasing from the Selling Parties, collectively, all of the outstanding capital stock of Star Guide;

                  WHEREAS, the Selling Parties collectively own all of the issued and outstanding capital stock of Star Guide; and

                  WHEREAS, Buyer is unwilling to proceed with the transactions contemplated by the Stock Purchase Agreement (the "Purchase") unless E. Pollock agrees to refrain from engaging in certain activities described herein, and Buyer has conditioned its commitment to proceed with the Purchase upon the receipt of this duly executed Agreement from E. Pollock.

                  NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the agreement of Buyer to consummate the Purchase, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer, Star Guide and E. Pollock agree as follows:

                  1. Non-Competition Commitment.

                  (a) Agreement Not to Compete. E. Pollock agrees that, for a period of five (5) years after the date of this Agreement, he shall not, directly or indirectly, through an Affiliate (as defined below) or otherwise, either for the benefit of himself or for the benefit of any other person, firm, corporation, governmental or private entity, or any other entity of any kind, without the prior written consent of Buyer and Star Guide, which consent may be withheld by Buyer and Star Guide, as applicable, in their sole discretion, compete with Buyer, Star Guide or any Affiliate of either Buyer or Star Guide in any manner or capacity (e.g., through any form of ownership or as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in any phase of the business that Buyer, Star Guide or any Affiliate of either Buyer or Star Guide is conducting during the term of this Agreement within the geographical area described in Section 1(b) below. For purposes of this Agreement,



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"Affiliate" of a person or entity means any person or entity controlled by, controlling or under common control with such person or entity, or any member of the immediate family, including parents, spouse, children or siblings, of such person; provided, however, that for purposes of this Agreement E. Pollock and Buyer shall not be considered Affiliates of each other.

                  (b) Geographic Extent of Covenant. The obligations of E. Pollock under Section 1(a) shall apply to any geographic area in which Buyer, Star Guide or any Affiliate of either Buyer or Star Guide (i) has engaged in any business during the term of this Agreement through any production, promotional, sales or marketing activity, or otherwise, or (ii) has otherwise established its goodwill, business reputation or any customer or supplier relations. E. Pollock hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 1 are reasonable and are no broader than are necessary to protect the legitimate business interests of Buyer and Star Guide, including, without limitation, the ability of Buyer to realize the benefit of its bargain and enjoy the goodwill of Star Guide.

                  (c) Indirect Competition. E. Pollock further agrees that, during the term of this Agreement, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the foregoing provisions of this Section 1 if such activity were carried out by E. Pollock, either directly or indirectly.

                  (d) Limitation on Covenant. Ownership by E. Pollock, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock, outstanding debt instruments or other securities convertible into capital stock or debt instruments of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of this Section 1.

                  2. No Interference; Nonsolicitation. During the 5-year period following the date of this Agreement, E. Pollock agrees that he shall not take any action to interfere with the relationships between Buyer, Star Guide or any Affiliate of either Buyer or Star Guide, and their respective suppliers or customers, including, without limitation, former customers of Star Guide. During the 5-year period following the date of this Agreement, E. Pollock agrees that he shall not, directly or indirectly through another entity, (i) induce or attempt to induce any employee of Buyer, Star Guide or any Affiliate of either Buyer or Star Guide to leave the employ of Buyer, Star Guide or any Affiliate of either Buyer or Star Guide, as applicable, (ii) hire any person who was an employee of Buyer, Star Guide or any Affiliate of either Buyer or Star Guide if such person was employed by Buyer, Star Guide or any Affiliate of either Buyer or Star Guide at any time during the one-year period prior to such hiring, or
(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Buyer, Star Guide or any Affiliate of either Buyer or Star Guide to withdraw, curtail or cease doing business with Buyer, Star Guide or any Affiliate of either Buyer or Star Guide, as applicable.

                  3. Confidential Information. Except as permitted or directed by Buyer's or Star Guide's Board of Directors, during the 5-year period following the date of this Agreement,

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E. Pollock agrees not to divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of Buyer or Star
Guide if E. Pollock is an employee of either Buyer or Star Guide) any confidential or secret knowledge or information of Buyer, Star Guide or any Affiliate of either Buyer or Star Guide that E. Pollock has acquired or become acquainted with prior to the date of this Agreement, whether developed by E. Pollock or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of Buyer, Star Guide or any Affiliate of either Buyer or Star Guide, any customer or supplier lists of Buyer, Star Guide or any Affiliate of either Buyer or Star Guide, any confidential or secret development or research work of Buyer, Star Guide or any Affiliate of either Buyer or Star Guide, or any other confidential information or secret aspects of the business of Buyer, Star Guide or any Affiliate of either Buyer or Star Guide. E. Pollock acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of Buyer and/or Star Guide, and represents a substantial investment of time and expense by Buyer and/or Star Guide, and that any disclosure or other use of such knowledge or information other than for the sole benefit of Buyer and/or Star Guide would be wrongful and would cause irreparable harm to Buyer and/or Star Guide. During such 5-year period following the date of this Agreement, E.
Pollock agrees to refrain from any acts or omissions that would reduce the value of such knowledge or information to Buyer, Star Guide or any Affiliate of either Buyer or Star Guide. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from Buyer, Star Guide or any Affiliate of either Buyer or Star Guide, other than as a direct or indirect result of the breach of this Agreement by E. Pollock.

                  4. Severability Provision. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, it is expressly agreed that, should the duration or geographical extent of, or business activities covered by, this Agreement be finally determined to be in excess of that which is valid or enforceable under applicable law, such provision shall be construed to cover the maximum duration, extent or activities which may be validly or enforceably covered. E. Pollock acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                  5. Remedies. E. Pollock acknowledges that it would be difficult to fully compensate Buyer and Star Guide for damages resulting from any breach by such party of the provisions of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, Buyer and Star Guide shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages. E. Pollock further acknowledges that this Agreement constitutes a material inducement to Buyer to complete the Purchase and that Buyer will be relying on the enforceability of this Agreement in completing the Purchase.

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                  6. Remedies Cumulative. No remedy conferred by any of the
specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

                  7. Complete Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto relating to the subject matter hereof. There are no representations, warranties, covenants, statements, conditions, terms or obligations, other than those contained herein, relating to the subject matter hereof. No amendments or modifications to or variations of this Agreement shall be deemed valid unless in writing and executed by Buyer, Star Guide and E. Pollock.

                  8. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Colorado, without regard to conflicts of law principles.

                  9. Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the state or federal courts located in Denver County, Colorado. E. Pollock hereby consents to the jurisdiction of such courts and waives any right to transfer or change the venue of any litigation brought against E. Pollock by Buyer or Star Guide.

                  10. Assignment. E. Pollock may not assign this Agreement. The rights of Buyer and Star Guide under this Agreement may be assigned to any third party who succeeds to either Buyer's or Star Guide's business, as applicable.

                  11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and personal representatives and, to the extent permitted by Section ------- 10, their respective successors and assigns.

                  12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of such counterparts shall together constitute a single agreement.

                  13. Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

                                      * * *


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                  IN WITNESS WHEREOF, the parties hereto have each executed this
Agreement as of the date first written above.

                                     BUYER:

                                     MEDICAL DEVICE MANUFACTURING, INC.


                                     By: /s/ BRUCE L. ROGERS
                                        -----------------------------------
                                     Name: Bruce L. Rogers
                                     Title: Vice President

                                     STAR GUIDE:


                                     By: /s/ ERIC POLLOCK
                                        -----------------------------------
                                     Name Eric Pollock
                                     Title Vice President

                                     ERIC POLLOCK:


                                     /s/ ERIC POLLOCK
                                     --------------------------------------
                                     Eric Pollock




[signature page to E. Pollock Non-Competition Agreement]